Exhibit 99
1201 South Second Street
Milwaukee, WI 53204
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Fax: 414.382.5560
News Release

Contact	John A. Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414-382-2555	414-382-8510
Rockwell Automation Names New Leaders For Its Two Operating Segments
New President Asia-Pacific Region and SVP Strategic Development Also Appointed
MILWAUKEE, WI. Feb. 3, 2011 — The board of directors of Rockwell Automation, Inc. (NYSE: ROK) has elected two new corporate officers who will lead the company’s two operating segments effective April 1, 2011. Blake Moret is being promoted to senior vice president of the Control Products and Solutions (CP&S) segment. Frank Kulaszewicz is being promoted to senior vice president of the Architecture and Software (A&S) segment. Both positions will report to Keith Nosbusch, chairman and CEO of Rockwell Automation.
“Both Frank and Blake are proven leaders in our organization,” Nosbusch said. “They are well qualified for these critical roles.”
“Our leadership team is a competitive advantage that differentiates Rockwell Automation,” Nosbusch said. “These appointments are a natural next step in our continued globalization, and are consistent with our longer-term succession planning and leadership development processes.”

“In anticipation that our business will continue to grow more quickly outside the United States — with our fastest growth coming from the Asia Pacific region — Frank will be based in Singapore and will run the A&S segment from there,” Nosbusch added. “As we continue to grow our people, our teams, our partners and our business in Asia Pacific, we must ensure we are building our leadership capability and strengthening our cross-cultural competency,” continued Nosbusch.
For the last three years, Kulaszewicz has served as vice president and general manager, Control and Visualization Business within A&S. He has worked at Rockwell Automation for over 25 years and has held several key leadership roles in the drive systems and standard drives businesses.
Since late 2007, Moret has served as vice president and general manager, Customer Support and Maintenance in CP&S. He has broad global experience working across the company in sales, services and product groups for over 25 years. He also brings a global mindset to the senior leadership team, having served in roles in Europe and Canada.
Capitalizing on the strengths of the current senior leadership team, Steve Eisenbrown is being appointed senior vice president, Strategic Development, responsible for global business development, alignment of strategic investments and initiatives as well as the company’s multi-year global business process transformation project.
“Steve has made significant contributions to Rockwell Automation for over 35 years in various roles, most recently as senior vice president, Architecture and Software,” Nosbusch said. “His breadth of business and customer knowledge and passion for driving results will continue to be a tremendous asset in the ongoing execution of our global growth and performance strategy.”
Bob Ruff, most recently senior vice president, CP&S, is being appointed president of the company’s Asia Pacific Region. This is one of the fastest growing regions of the company with approximately 30 percent sales growth in fiscal 2010.

“With 35 years of service, Bob is one of our most accomplished and experienced executives with an extensive sales management, business and regional leadership background,” Nosbusch said. “He is charged with accelerating growth in this important region and building relationships with key customers and partners.”
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Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 19,000 people serving customers in more than 80 countries.